NeuroMetrix Reports Q1 2023 Financial Results

WOBURN, Mass., May 3, 2023 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter ended March 31, 2023. The Company's mission is to reduce the impact of neurological disorders and pain syndromes on individuals and on population health through innovative non-invasive medical devices.

Q1 Highlights:

•Q1 2023 revenue was $1.7 million, a decrease of 25.1% from $2.3M in the first quarter of 2022. The primary reason was that DPNCheck® sales declined due to a suspension of screening programs, including DPNCheck, by the Company's largest Medicare Advantage customer. This drop was partially offset by increased sales to other Medicare Advantage accounts and acquisition of new customers. Sales of Quell® over the counter and ADVANCE® consumables also decreased as these product lines are being phased out.

•Gross profit in Q1 2023 was $1.2 million, a decrease of $0.6 million from the first quarter of 2022. The Q1 2023 gross margin rate contracted to 69.5% from 77.9% in the prior year primarily due to increased parts costs and inventory charges for valuation reserves.

•Q1 2023 operating expenses of $2.9 million increased from $2.8 million in Q1 2022. The increase was due to higher general and administrative spending for personnel and professional services.

•Net loss for the quarter increased to $1.6 million or ($0.20) per share in comparison with a net loss of $1.0 million or ($0.14) per share in the prior year. The Company ended the quarter with cash and securities of $20.3 million.

•Q1 2023 was the first full quarter of the commercial launch of Quell Fibromyalgia, the Company's prescription treatment for fibromyalgia. This initial launch phase is strategic and intended to optimize prescription processing and to validate the business model. To date, 234 prescriptions have been written by 92 prescribers.

•A multi-center randomized sham-controlled trial of Quell in chemotherapy induced peripheral neuropathy completed and the data is being analyzed by the study group with an initial readout expected in Q3 2023.

•Enrollment continued in clinical trials of Quell in long COVID, chronic overlapping pain conditions and peripheral edema. These indications represent new or expanded labels for the Quell platform.

"We were disappointed by the suspension of DPNCheck and other screening tests by our largest Medicare Advantage customer. At this time, we do not know if this is a temporary or permanent decision. More broadly, the entire Medicare Advantage sector is going through a period of substantial uncertainty due to policy changes recently announced by the Centers for Medicare and Medicaid Services. These changes are extensive and put downward pressure on DPNCheck revenues, although it is too early to determine the duration and magnitude of the impact. Despite these challenges, we believe that the Medicare Advantage DPNCheck market is a compelling opportunity and are working to adapt our commercial strategy to the evolving landscape," said Shai N. Gozani, M.D., Ph.D., Chief Executive Officer of NeuroMetrix.

Dr. Gozani continued, "We are encouraged by the feedback from our Quell Fibromyalgia strategic launch. Fibromyalgia is a debilitating chronic pain syndrome affecting as many as 10 million people in the U.S. There is an unmet need for better treatments. As emphasized by its recognition as a breakthrough device by the FDA, Quell Fibromyalgia can help address this gap by providing a safe and drug-free neuromodulation option. In just over 3-months and without a field sales presence, about 90 providers, including rheumatologists, pain medicine specialists, neurologists and primary care physicians, have written prescriptions for Quell Fibromyalgia. We are analyzing this early experience and will soon finalize the next phase of our commercialization strategy."

Financials:

Q1 2023 revenue of $1.7 million was down by $0.6 million or 25.1% from Q1 2022 primarily due to lower sales in the DPNCheck product line. The gross margin rate of 69.5% in Q1 2023 declined from 77.9% in Q1 2022 due to unfavorable pricing for certain electronic parts and for increases in inventory valuations reserves. Operating expenses of $2.9 million increased by $153 thousand or 5.6% from Q1 2022. Spending declined slightly in research and development, and sales and marketing offset by higher general and administrative costs for personnel and professional services. The Q1 2023 net loss was $1.6 million ($0.20 per share) versus a net loss of $1.0 million ($0.14 per share) in Q1 2022.
Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, May 3, 2023. Participants who wish to access the call live via telephone and be able to ask questions must register in advance here. Upon registering, a dial-in and unique PIN will be provided on screen and via email to join the call. An audio-only webcast of the call may be accessed in the “Investors Relations” section of the Company’s website at www.NeuroMetrix.com. A replay of the call will be available for one year on the Company's website under the "Investor Relations" tab.

About NeuroMetrix

NeuroMetrix is an innovation-driven company with a mission to improve individual and population health through innovative medical devices and technology solutions for neurological disorders and pain syndromes. The Company has three commercial products. DPNCheck® is a diagnostic device that provides rapid, point-of-care detection of peripheral neuropathies. ADVANCE® is a diagnostic device that provides automated, in-office nerve conduction studies for the evaluation of focal neuropathies. Quell® Fibromyalgia is a wearable neuromodulator that is the first FDA-authorized medical device to help reduce the symptoms of fibromyalgia. For more information, visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended March 31,
	2023	2022

Revenues	$1,724,771	$2,302,391

Cost of revenues	526,372	508,874

Gross profit	1,198,399	1,793,517

Operating expenses:
Research and development	699,425	710,577
Sales and marketing	815,872	858,839
General and administrative	1,393,171	1,186,091

Total operating expenses	2,908,468	2,755,507

Loss from operations	(1,710,069)	(961,990)

Other income	135,895	3,428

Net loss	$(1,574,174)	$(958,562)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	March 31, 2023	December 31, 2022

Cash, cash equivalents and securities	$20,253,382	$21,199,727
Other current assets	2,832,787	2,907,260
Noncurrent assets	523,879	562,628
Total assets	$23,610,048	$24,669,615

Current liabilities	$1,416,955	$1,106,412
Lease obligation, net of current portion	180,345	207,516
Stockholders’ equity	22,012,748	23,355,687
Total liabilities and stockholders’ equity	$23,610,048	$24,669,615

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